EXHIBIT 8.1

                  RUBIN BAUM LEVIN CONSTANT FRIEDMAN & BILZIN
               A PARTNERSHIP INCLUDING PROFESSIONAL ASSOCIATIONS
      2500 FIRST UNION FINANCIAL CENTER [bullet] MIAMI, FLORIDA 33131-2336
                           TELEPHONE: (305) 374-7580
              FAX: (305) 374-7593 [bullet] BROWARD: (305) 462-6808


                                                November 6, 1995

Added Value Electronics
  Distribution, Inc.
14192 Chambers
Tustin, California  92680

         - and -

A.V.E.D. - Rocky Mountain, Inc.
4090 Youngfield Street
Wheat Ridge, Colorado  80033

Gentlemen:

         This opinion is being delivered to you in connection with the Merger Purchase Agreement (the "Merger Agreement") among All American Semiconductor, Inc., a Delaware corporation ("All American"), All American Added Value, Inc., a California corporation ("California Subsidiary"), Added Value Electronics Distribution, Inc., a California corporation ("California Target"), All American A.V.E.D., Inc., a Colorado corporation ("Colorado Subsidiary") (the California Subsidiary and the Colorado Subsidiary are sometimes collectively referred to as the "Subsidiaries") and A.V.E.D.-Rocky Mountain, Inc., a Colorado corporation ("Colorado Target") (the California Target and the Colorado Target are sometimes collectively referred to as the "Targets"), dated as of October 31, 1995, the Guaranty and Agreement executed concurrently with the Merger Agreement by the stockholders of Targets, the Agreement of Merger (with respect to the California Merger) and Articles of Merger, together with the Plan of Merger pursuant to which they will be filed (with respect to the Colorado Merger) (collectively the "Merger Agreements"). Pursuant to the Merger Agreements, California Target will merge with and into California Subsidiary (the "California Merger") and Colorado Target will merge with and into Colorado Subsidiary (the "Colorado Merger") (the California Merger and the Colorado Merger are sometimes collectively referred to as the "Mergers"). Each of the California Subsidiary and the Colorado Subsidiary is a wholly-owned subsidiary of All American.

         Except as otherwise provided, capitalized terms used herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

         We have acted as legal counsel to All American in connection with the Mergers. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

         1.       The Merger Agreements (including all exhibits thereto);

         2. Representations made to us by All American, California Subsidiary and Colorado Subsidiary in a letter addressed to us and dated November 6, 1995;

         3. Representations made to us by California Target and Colorado Target in letters addressed to us and dated November 6, 1995;

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November 6, 1995
Page 2

         4. The Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the issuance of shares of All American common stock in the Mergers (the "S-4 Registration Statement");

         5. An opinion of counsel, received by All American from Bruck & Perry, substantially identical in form and substance to this opinion (the "Bruck & Perry Tax Opinion");

         6. Such other instruments and documents related to the formation, organization and operation of All American, California Subsidiary, Colorado Subsidiary, California Target and Colorado Target or to the consummation of the transactions contemplated by the Merger Agreements as we have deemed appropriate.

         In connection with this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

         1. The Mergers will be effected in accordance with the terms of the Merger Agreements;

         2. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

         3. The California Merger will be effective under the laws of the State of California and the Colorado Merger will be effective under the laws of the State of Colorado;

         4. The Target Stockholders do not, and will not on or before the Added Value Effective Time or the Rocky Mountain Effective Time, have an existing plan or intent to dispose of any amount of All American common stock to be received in the Mergers (or to dispose of either Target's common stock in anticipation of the Mergers);

         5. As a result of the Mergers, California Target and Colorado Target will transfer to California Subsidiary and Colorado Subsidiary, respectively, at least ninety percent (90%) of the fair market value of their respective net assets and at least seventy percent (70%) of the fair market value of their respective gross assets held by it immediately prior to the Mergers;

         6. No stock of either of the Subsidiaries will be issued in the Mergers;

         7. The Bruck & Perry Tax Opinion has been delivered and not withdrawn; and

         8. The fair market value of a share of All American common stock at the Closing of each Merger will be at least $2.25.

         Based on the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the California Merger and the Colorado Merger will each be a "reorganization" as defined in Section 368(a) of the Code.

         For the Mergers to qualify as reorganizations under Section 368(a) of the Code, the Target Stockholders are required to maintain a continuity of proprietary interest in the business enterprise after the Mergers. The Internal Revenue Service has ruled that it considers a fifty (50%) percent continuity of equity interest by value to be sufficient continuity. Rev. Rul. 66-224, 1966-2 C.B. 114 and Rev. Proc. 77-37, 1977-2 C.B. 568 (50% continuity of interest required for advance ruling purposes). Based on the consideration to be received

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November 6, 1995
Page 3

at Closing by the Target Stockholders, the continuity of interest of the Target Stockholders in each Merger (subject to the discussions regarding the Pledge Agreement and Additional Consideration below) would be in excess of fifty (50%) percent.

         The Merger Agreement requires the Target Stockholders to enter into a Stock Pledge Agreement under which the Target Stockholders will pledge all the All American common stock received in connection with each reorganization for a period of two (2) years and deliver such stock to the voting trustee of a voting trust (the "Voting Trust") for a period of six (6) years. The pledge of All American common stock by the Target Stockholders is being given to secure the representations, warranties and covenants given by the Targets and the Target Stockholders set forth in the Merger Agreements. None of the representations, warranties and covenants relate to future performance or profitability of the Targets, and all are customary representations, warranties and covenants given by sellers in transactions of this nature.

         Such pledge and voting trust raise the issue of whether the Target Stockholders are receiving sufficient rights in All American's stock for such stock to be considered owned by the Target Stockholders for continuity of interest purposes. The Internal Revenue Service has issued Revenue Procedures containing safe harbor guidelines for taxpayers seeking favorable reorganization rulings with respect to escrow and contingent stock arrangements (note, the Internal Revenue Service has discontinued giving rulings in connection with reorganizations involving statutory mergers). Rev. Proc. 77-37, supra, modified by Rev. Proc. 84-42, 1984-1 C.B. 521. One of such guidelines requires that the maximum number of All American shares that may be issued under an escrow arrangement cannot be more than fifty (50%) percent of the maximum number of shares of common stock issued in the reorganization. Given that all of the All American Common Stock issued in the reorganization will be subject to the Stock Pledge Agreement and Voting Trust, the pledge arrangement does not come within the safe harbor guidelines of the Revenue Procedures.

         Although the Mergers do not come within the Internal Revenue Service guidelines set forth in the Revenue Procedures, other precedents indicate that based on (i) the Target Stockholders ability to receive current dividend distributions (ii) their right under the Voting Trust to direct the vote of the voting trustee in connection with a merger of All American, the sale of substantially all of All American's assets, All American's dissolution and amendments to All American's Certificate of Incorporation affecting All American's capital structure, (iii) their right to substitute collateral for the pledged stock, and (iv) the fact that the pledged stock will be issued and outstanding on the books of All American and legally outstanding under the applicable laws of the State of Delaware, the Target Stockholders should be considered the owners of All American Common Stock from its date of issuance and such pledged stock should be considered stock received in the reorganization for continuity of interest purposes. Rev. Rul. 70-120, 1970-1 C.B. 124; Rev. Rul. 75-95, 1975-1 C.B. 114; FEIFER V. UNITED STATES, 500 F.Supp. 102 (1980). Should
the pledged stock not be deemed to be received as of the Added Value Effective Time and the Rocky Mountain Effective Time, both Mergers would fail to satisfy the continuity of interest requirement and, as such, not qualify as a reorganization as defined in Section 368(a) of the Code.

         The Merger Agreements (pursuant to a stock price guarantee provision) provide for the contingent payment of Additional Consideration of up to $1,900,000.00 in the aggregate to the Target Stockholders. Such Additional Consideration may consist, in the discretion of All American, of all All American common stock , all cash, or a combination of All American common stock and cash provided, however, that the Merger Agreements require All American to pay such Additional Consideration in common stock to the extent necessary to cause the total Merger Consideration and Additional Consideration received by the Target Stockholders with respect to each Merger to consist of at least fifty percent

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November 6, 1995
Page 4

(50%) All American common stock. The rights of the Target Stockholders to receive Additional Consideration are not assignable. The Internal Revenue Service has ruled that the nonassignable (non-negotiable) contingent right to receive future distributions of stock pursuant to a reorganization agreement ordinarily cannot be considered property as of the time of the initial reorganization exchange. Rev. Rul. 66-112, 1966-1 C.B. 68; Rev. Rul. 57-586, 1957-2 C.B. 249. As a consequence, at Closing, only the stock or other assets actually distributed and not the nonassignable contingent right to receive stock should be taken into account in determining whether the transaction for continuity of interest purposes qualifies as a reorganization as defined in
Section 368(a) of the Code. However, since the Additional Consideration potentially consists of cash as well as common stock, and assuming in this circumstance the determination of continuity of interest properly would remain open to be retested when the Additional Consideration is received, it is not a settled question of law as to whether the entire contingent arrangement would constitute nonqualified property for continuity of interest purposes (i.e., boot), or whether the non-stock portion alone would constitute boot. If only the non-stock element is treated as boot, then the stock initially received and the stock given as Additional Consideration should both count towards continuity of interest. However, if the entire contingent right is deemed to be boot, the total value of the right would have to be compared to the total stock and other boot distributed initially to determine whether sufficient continuity of interest exists. Assuming still that the Additional Consideration is not treated as property at the time of the initial reorganization exchange, a further issue arises as to which stock values should be used in testing for continuity of interest, the value of the right to Additional Consideration at the time of the original exchange or the value of the right to the Additional Consideration at the time such Additional Consideration is paid. If all such Additional Consideration was deemed to be boot (excluding imputed interest) and even if the value at the time the Additional Consideration is paid is determinative, which should be in excess of its value on the date of the original exchange, the percentage of stock received in each of the Mergers would be in excess of fifty percent (50%), thus meeting the Internal Revenue Service's advance ruling requirement. Also, it appears well established that requisite continuity of interest is present, notwithstanding the Internal Revenue Service's announced ruling position of fifty percent (50%), if at least thirty-eight percent (38%) of the consideration received by the Target Stockholders is in common stock. JOHN A. NELSON CO. V. HELVERING, 296 U.S. 374 (1935).

         In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

         1. This opinion is as of the date hereof, and we expressly disclaim any duty to update this opinion in the future in the event there are any changes in fact or law that may affect the issues addressed herein. Our opinion is based upon statutory laws and judicial decisions in effect at the date hereof, and we do not opine with respect to any law, regulations, rule, or governmental policy that may be enacted or adopted after the date hereof, nor assume any responsibility to advise you of future changes in our opinion.

         2. This opinion addresses only the classification of the Mergers as reorganizations under Section 368(a) of the Code and does not address any other federal, or any state, local or foreign, tax consequences that may result from the Mergers or any other transaction. In particular, we express no opinion regarding (i) whether and the extent to which any Target Stockholder who has provided or will provide services to All American, California Subsidiary or Colorado Subsidiary will have compensation income under any provisions of the Code; (ii) the effects of such compensation income, including but not limited to the effect upon the basis and holding period of the All American common stock received by any such stockholder in the Mergers; (iii) the corporate level tax consequences of the Mergers to All American, Targets or Subsidiaries, including without limitation the recognition of any gain and the survival and/or

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November 6, 1995
Page 5

availability, after the Mergers, of any of the federal income tax attributes or elections of Targets, after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof; and
(iv) the tax consequences of the Mergers (including the opinion set forth above) as applied to specific stockholders of the Targets and/or holders of options or warrants for Targets' stock such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

         3. No opinion is expressed as to any transaction other than the Mergers as described in the Merger Agreements or to any transaction whatsoever, including the Mergers, if all the transactions described in the Merger Agreements are not consummated in accordance with the terms of such Merger Agreements and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         4. This opinion is furnished by us solely for your benefit and may not be relied on in any manner or for any purpose by any other person or entity (other than your legal counsel Bruck & Perry) without our prior written consent. We hereby consent, however, to the use of this opinion as an exhibit to the S-4 Registration Statement and further consent to the use of our name whenever appearing in the S-4 Registration Statement, including the Prospectus/Proxy statement constituting a part thereof, and any amendments thereto.

                                Very truly yours,

                                /s/ RUBIN BAUM LEVIN CONSTANT FRIEDMAN & BILZIN
                                    -------------------------------------------
                                    RUBIN BAUM LEVIN CONSTANT FRIEDMAN & BILZIN